Exhibit 10.16

AMENDMENT NO. 1

TO

REINSURANCE AGREEEMENT NO. I

BY AND BETWEEN

OLD RELIANCE INSURANCE COMPANY

AND

AMERICAN FOUNDERS LIFE INSURANCE COMPANY

DATED AS OF DECEMBER 31, 1999

The undersigned parties to the Reinsurance Agreement No. 1 By and Between Old Reliance Insurance Company and American Founders Life Insurance Company dated as of December 31, 1999, hereby agree to the following amendments to said Reinsurance Agreement No. 1:

ARTICLE IV is hereby amended to read as follows:

Reinsurer shall be entitled to, and Cedant hereby assigns and transfers to Reinsurer on a 75% quota share basis, any and all right, title and interest Cedant may have in or to the Premiums, fees, charges and other recoveries received after the Closing Date by Cedant or Reinsurer with respect to the Reinsured Policies.

Section 7.01 is hereby amended to read as follows:

From and after the Closing Date, except as otherwise provided in Sections 7.3 and 7.4, Cedant shall retain the responsibility to provide the Administrative Services with respect to the Reinsured Policies and Cedant agrees to provide the Administrative Services in accordance with the terms and conditions set forth herein. As long as Cedant is obligated to provide the Administrative Services, Reinsurer shall pay Cedant on an annual basis an administrative fee for each Reinsured Policy which is in force during each calendar year (the “Administrative Fee”) which equals (i) multiplied by (ii) where (i) is $25 and (ii) is the percentage of Reinsurer’s quota share reinsurance.  Reinsurer shall pay the Administrative Fee to Cedant within thirty (30) days following the end of each calendar quarter. The Administrative Fee shall be adjusted on a pro rata basis for any mid-year cancellations, nonrenewals or terminations or in the event that Cedant’s obligation to provide the Administrative Services is terminated during the year pursuant to Section 7.5 herein.

Section 7.05 is hereby amended to read as follows:

Cedant shall provide the Administrative Services for the Initial Term. At any time during or after the end of the Initial Term, but no sooner than June 30, 2000, Cedant’s obligation to provide the Administrative Services (except with respect to Retained Liabilities for which Cedant shall be responsible indefinitely and perpetually notwithstanding anything to the contrary contained in this Agreement), shall terminate (i) upon thirty (30) days prior written notice from Reinsurer, (ii) upon ninety (90) days prior written notice from Cedant, (iii) immediately, at the option of Reinsurer, upon a breach by Cedant of any material term or condition of this Agreement that is not cured by Cedant within thirty (30) days of receipt of written notice from Reinsurer of such breach, or (iv) upon expiration or termination of this Agreement. In the event Cedant’s obligation to provide the Administrative Services is terminated (except with respect to Retained Liabilities), Cedant shall cooperate fully in the prompt transfer of the Administrative Services and the Books and Records (or, where appropriate, copies thereof) relating to the Reinsured Policies to Reinsurer or its designee and Cedant shall assign to Reinsurer, or its designee, to the extent assignable without cost to Cedant, the right to use any software used by Cedant in administering the Reinsured Policies so that Reinsurer, or its designee, shall be able to perform the Administrative Services (except with respect to Retained Liabilities) without interruption following termination of Cedant’s obligation to provide such services hereunder.  Following the termination of Cedant’s obligation to provide the Administrative Services (except with respect to Retained Liabilities) and subject to Article VIII hereof, Cedant shall forward promptly to Reinsurer all notices and other written communications received by it relating to the Reinsured Policies.

ARTICLE XV is hereby amended to read as follows:

Any debts or credits incurred after the Closing Date in favor of or against either Cedant or Reinsurer with respect to only this Agreement and/or the Master Reinsurance Agreement between Cedant and Reinsurer are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

ARTICLE XXIV is hereby amended to add the following Section 24.12 Insolvency:

In the event of the insolvency of Cedant, all coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Reinsurer on the basis of Reinsurer’s quota share liability under the Reinsured Policies without diminution because of the insolvency of Cedant. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Cedant, all amounts payable by Reinsurer hereunder to Cedant shall be payable directly to Cedant or to such conservator, liquidator or statutory successor.

It is understood, however, that in the event of the insolvency of Cedant the liquidator or receiver or statutory successor of Cedant shall give written notice to Reinsurer of the pendency of a claim against Cedant under a Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim. Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Cedant or its liquidator or receiver or statutory successor.  It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedant as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedant as a result of the defense undertaken by Reinsurer.

This Amendment No. 1 is hereby approved and adopted by the undersigned parties as of December 30, 1999.

AMERICAN FOUNDS LIFE INSURANCE COMPANY

By:	/s/ Wayne Schreck

Name:	Wayne Schreck

Title:	President

OLD RELIANCE INSURANCE COMPANY

By:	/s/ Richard J. Lawson

Name:	Richard J. Lawson

Title:	President